EXHIBIT 99.1
SOMAXON PHARMACEUTICALS, INC.
SILENORTM (DOXEPIN HYDROCHLORIDE) PHASE III
October 23, 2006, 9:00 AM ET
Chairperson: Ken Cohen

Operator:	Good morning, ladies and gentlemen, and thank you for standing by. Welcome to the Somaxon Pharmaceutical Conference Call. At this time, all participants’ lines have been placed in a listen-only mode. Following today’s presentation, instructions will be given for the question and answer session. If anyone needs assistance at any time during the presentation, please press the star, followed by the zero on your telephone keypad and a conference operator will assist you. As a reminder, this conference is being recorded Monday, October 23rd of 2006. At this time, I’d like to turn the presentation over to Rob Whetstone with Investor Relations. Please go ahead sir.

Rob Whetstone:	Thank you. Good morning everyone and thank you for joining us today to discuss Somaxon’s second positive Phase 3 clinical trial of SILENORTM for the treatment of insomnia. On the call today are Ken Cohen, Somaxon’s President and Chief Executive Officer, Dr. Phil Jochelson, Senior Vice President and Chief Medical Officer, and Meg McGilley, the company’s Vice President and Chief Financial Officer.

First some housekeeping issues before we start. Earlier this morning Somaxon issued a news release on the Phase 3 clinical trial results. If you have not received this news release or if you would like to be added to Somaxon’s fax and email list to receive company information or if you’d like to change your contact information, please contact Angie Chen at PondelWilkinson at 310-279-5972.

In addition, be advised that this conference call is being broadcast live on the internet at www.somaxon.com as well as www.opencompanyinfo.com. A playback of this call will be available and may be accessed on the internet at both websites.

Please note that all of the information discussed in the call today is covered under the Safe Harbor Provisions of the Private Securities Litigation Reform Act. We caution listeners that during this call Somaxon management will be making forward-looking statements. Actual results could differ materially from those stated or implied by our forward-looking statements due to risks and uncertainties associated with the company’s business. These forward-looking statements are qualified by the cautionary statements contained in Somaxon’s press releases and SEC

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filings, including the annual report on Form 10-K and quarterly reports on Form 10-Q.

The content of this conference call contains time sensitive information that is accurate only as of the date of this broadcast, October 23rd, 2006. Somaxon undertakes no obligation to revise or update any forward-looking statements or reflect events or circumstances after the date of this conference call.

With that said, it’s my pleasure to turn the call over to Ken Cohen. Ken?

Ken Cohen:	Thanks Rob, and good morning everyone. We appreciate you joining us today on such short notice to discuss the positive results from our second Phase 3 clinical trial of SILENORTM for the treatment of insomnia. We are extremely pleased with these results which demonstrated a robust effect on multiple measures, including objective and subjective measures of sleep onset and sleep maintenance in subjects with transient insomnia.

These trial results confirmed what we observed in earlier trials and are important for several reasons. First, we have now demonstrated positive results for SILENORTM in both chronic and transient insomnia. This should allow us to include transient insomnia in our intended product label, which we believe will let us benefit from our transient insomnia patent, which would protect SILENORTM until 2020.

This trial also definitively confirms that SILENORTM improves both sleep onset and sleep maintenance, including latency to persistent sleep, or LPS, which was the primary endpoint in this trial. This really supports the product profile that we’ve been steadily working to achieve, which is to be the first non-scheduled insomnia agent that would address sleep onset and sleep maintenance throughout the entire night with a favorable safety and tolerability profile.

In this clinical trial, we evaluated 6 mg of SILENORTM, which is a low dose, oral tablet formulation of doxepin hydrochloride, in healthy adults experiencing transient insomnia in a sleep laboratory setting. In all respects, we believe this was a very successful Phase 3 study that would help support the planned NDA filing for SILENORTM.

At this point, I’d like to turn the call over to Dr. Phil Jochelson, our Chief Medical Officer for a review of the results of this clinical trial. Phil?

Phil Jochelson:	Thanks Ken, and good morning everyone. This was a Phase 3 study which was a randomized, double-blind, placebo-controlled, multi-center, parallel-group study that enrolled 565 adult male and female subjects in a sleep laboratory setting using a first night effect and phase-advance model of induced transient insomnia. While I’m not going to make any comparative statements, I can tell you that this design is very similar to

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those products that have been approved. And you can see the design information on those products within their package inserts, their summary basis of approval, and several of them have been published as well.

In our study, subjects were randomized in a balanced scheme to either 6 mg of SILENORTM or to placebo. Efficacy was measured using both objective measures by polysomnography as well as subjective measures of sleep due to patient reports. The primary objective and primary endpoint of the study was Latency to Persistent Sleep, or LPS as we call it, which as you know is an objective measure of sleep onset. Secondary endpoints included subjective Latency to Sleep Onset, Wake After Sleep Onset was a key secondary variable, and as you know is the primary sleep maintenance endpoint for some of our sleep maintenance studies. We also looked at Total Sleep Time, Sleep Efficiency, Sleep Quality and a host of other objective and subjective measures of sleep. Standard safety assessments were done, as well as specific tests designed to assess next day residual effects.

Overall, this study showed that 6 mg SILENORTM demonstrated significant effect on sleep induction and sleep maintenance throughout the night. Results include the following important measurements: For the primary endpoint of Latency to Persistent Sleep the improvement compared with placebo was 13 minutes with a p-value of less than 0.0001. The subject-reported Latency to Sleep Onset, which is the subjective correlate of Latency to Persistent Sleep and also a measure of sleep onset, there was an improvement compared with placebo of 16 minutes with a p-value of less than 0.0001. And this correlated very well with the objective data, which I had mentioned previously was approximately 13 minutes.

For Wake After Sleep Onset, or WASO, there was an improvement compared with placebo of 40 minutes with a p-value less than 0.0001. And with respect to Total Sleep Time, there was improvement compared with placebo of 51 minutes with a p-value of less than 0.0001. SILENORTM also demonstrated statistically significant improvements in Sleep Efficiency, overall for the entire night and in each third of the night individually, as well as improvements that were significant for Sleep Quality and other measures.

SILENORTM was well tolerated in this study. There were no dropouts. Adverse events were low and very similar and comparable to placebo. And there were no clinically meaningful changes in the measures of next day residual effects. We also did not observe any amnesia, memory impairment, or anticholinergic effects, and this has been consistent with the other studies that we’ve conducted to date.

So now Somaxon has had the opportunity to report four randomized controlled clinical studies. We had two Phase 2 studies that we’ve reported on and now we have two Phase 3 studies. Through this process, we’ve had

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the opportunity to evaluate adults and elderly patients with chronic insomnia. We’ve also now had the opportunity to evaluate adults with transient insomnia. And we have observed improvements in a variety of different sleep measures in a very consistent and reproducible fashion.

And with that brief review, I’d like to turn the call back over to Ken.

Ken Cohen:	Thanks Phil. I’ll make just a couple of comments before we open it up for questions.

We’re very excited about these results. We believe that alongside the positive results from our first Phase 3 study, along with two well-controlled Phase 2 studies, we’re building evidence of an attractive product profile. You’ll recall that our first Phase 3 study evaluated SILENORTM in adults with chronic insomnia. That study, reported last April, demonstrated positive results on its primary endpoint of WASO, as well as a range of secondary endpoints including Latency to Persistent Sleep, or LPS, at both the 6 mg and 3 mg doses.

We have completed enrollment on two more Phase 3 trials and expect to report results on those by the end of this year. One of those trials is a three-month trial in approximately 250 elderly patients. It includes periodic sleep laboratory assessments. The dosages are placebo, 1 mg and 3 mg, and the primary endpoint is objectively measured WASO.

The other is a four-week trial in approximately 240 elderly outpatients. This study is looking at 6 mg of SILENORTM versus placebo. And the primary endpoint is subjective assessment of Total Sleep Time.

In summary, the Phase 3 program is evaluating multiple doses of SILENORTM in adults and the elderly with transient and chronic insomnia. We believe this program, if successful, would support an NDA filing in the third quarter of 2007, assuming our preclinical studies are successful and proceed as currently scheduled. Those preclinical details are described in the press release as well as our other filings.

With that and with the available time, we’re happy to open things up for questions. Operator?

Operator:	Thank you management. Ladies and gentlemen, at this time, we will begin the question and answer session. If you would like to ask a question on today’s program, please press the star, followed by the one on your pushbutton phone. If you would like to decline from the polling process, please press the star, followed by the two. You will hear a three-tone prompt acknowledging your selection and your questions will be polled in the order they are received. We do ask that if you’re using speaker equipment, you please lift your handset before pressing the numbers. One moment please for the first question.

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Our first question comes from Corey Davis with Natexis Bleischroeder. Please go ahead.

Corey Davis:	Thanks very much. Phil, maybe the first question is what is the current working definition of transient insomnia? And at the same time, maybe discuss the enrollment criteria? Did this enrich for onset patients? And lastly, how predictive is transient insomnia for performance maybe in a more generalized insomnia population?

Phil Jochelson:	Okay, I’ll be happy to answer that, Corey. First of all, these studies that are done for the purposes of regulatory approval and labeling are really done in what we call a model of transient insomnia. And this is sort of a standard, accepted design where you induce insomnia in people that are normal and healthy that do not have any insomnia. So you take healthy adult patients and you put them in a sleep lab. And they’ve never slept in a sleep lab before. And you also put them to bed earlier than their usual bed time. And essentially that induces insomnia in those patients and makes it usually more difficult for them to fall asleep. And in some cases, can make some difficulties in impairing the duration of sleep or their sleep maintenance.

But certainly this design has been around for a long time. Ambien I think certainly has, had done it and Sonata has done it. And Lunesta’s done it. Ramelteon’s done it. It’s very well accepted. And it’s, in my opinion, if you go back and you look at the data, it’s highly predictive of the effects that you see in chronic insomnia.

I haven’t seen a compound that has been effective in transient insomnia that didn’t go on to show effects in the chronic insomnia patient population.

Corey Davis:	Okay. And I guess my second question, I know we’ve had this discussion in the past but it may be worth highlighting again, given the number of variables any insomnia agent has to go through — things like adults versus elderly. You’ve got three different doses. There’s at least three different endpoints. You’ve got subjective versus objective. You’ve got short-term trials versus long-term trials. How important is it to kind of hit each one of those in a different clinical package, and give us confidence that the four studies that you’ve done does encompass the full range of variables that you’d hope to ultimately end up with in your label?

Phil Jochelson:	Yeah, I think that’s a good question and I don’t think — to my knowledge there’s no requirement that you have to check every box in every study, you know, and make sure that that’s a statistically significant result for every dose at every time point. I don’t think it works like that. And I think if you go back to the summary basis of approval for many recently

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approved products, I think it’s very clear that its more about preponderance of the evidence.

I mean, I think it’s clear that you have to hit your declared primary endpoint and any key secondary endpoints. Those are clear. And you’d have to hit those as a minimum. But the thought of having to hit every dose at every time point for every endpoint is, it’s almost statistically impossible to do that, as well. So I think that answers your question. But certainly in all the discussions that we’ve had with not only our consultants but also with the FDA, we have a clear understanding on, of what we have to hit in which study. And we have obviously set up our statistical analysis plans to meet those requirements as per those discussions.

Corey Davis:	Okay. Great, and congrats on what looks to be fantastic data.

Ken Cohen:	Thank you.

Operator:	Thank you. Our next question comes from Mike Rockefeller with Morgan Stanley. Please go ahead.

Mike Rockefeller:	Good morning guys and congrats.

Ken Cohen:	Thank you.

Mike Rockefeller:	Phil, I was just wondering — we’ve seen now statistically significant onset on night one in your first Phase 3 and again in this study. Do you think that is enough to get an onset claim or do you need to demonstrate LPS at subsequent time points in your next two elderly studies?

Phil Jochelson:	Well yeah, I don’t know exactly what we need and what we don’t need. But I can remind you that we did see it in the first Phase 3 study at both the 3 and the 6 mg doses. So we have reproducible data between 3 and 6 there. In this study we’ve seen it again at 6. We also saw it in this study subjectively, as well. So I think that’s important. We’ve now got at least four data points of onset across the two studies.

So I think, obviously, we would like to see some more onset data coming from the elderly studies, either subjective or objective. And I think our programs, you know, are set up to help us look at those as secondary endpoints on those subsequent studies.

How much you actually need to get an onset claim — I think we’re well positioned at this point to certainly request that. But we would certainly like to supplement that with more data. I also can tell you that in our Phase 2 program we also were able to hit subjective Latency to Sleep Onset at our 6 mg doses as well in both the adult and the elderly population. So we certainly have a lot of data points to support an onset claim at this point in time.

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Mike Rockefeller:	Thank you.

Ken Cohen:	I would just add to Phil’s comment that in our earlier Phase 3, you brought up Mike, the question about effect at the end of 30 days. The absolute size of the effect on Latency to Persistent Sleep at the end of four weeks in that study was the same as it was on night one. Statistically it wasn’t the same because there had been some placebo response. We have seen other examples in this class of drugs that have lost statistical significance because of placebo response at some time point and still ended up with a claim. So we’re not going to predict what the claims will read until the FDA review is completed. But there is precedent. And again it’s consistent with Phil’s observation that it’s generally not expected and it’s generally not achieved to hit every endpoint at every time point at every dose.

Mike Rockefeller:	Okay thanks.

Operator:	Thank you. Our next question will come from Deb Knobelman with Piper Jaffray. Please go ahead.

Deb Knobelman:	Good morning guys and congrats on the data.

Ken Cohen:	Thank you.

Deb Knobelman:	Sure, just a couple questions. In terms of — you were talking about placebo response just now. In terms of the absolute numbers on LPS in this trial, did you think the control numbers were comparable to sort of other trials out there? Was there anything unusual about that number?

Phil Jochelson:	You’re talking about the LPS for the placebo group in the transient insomnia study?

Deb Knobelman:	Exactly.

Phil Jochelson:	Well I think this is very typical of — if you look at a broad spectrum of data, and then what’s in public domain, you can certainly find several transient studies that have a ballpark placebo number that shows the magnitude of that difference, which is running at about 33, 34 minutes. And I’d say this model is actually fairly reproducible in that regard.

The key in these studies is to, you know, have a placebo group that has latency above about 30 minutes. That’s the key to the design of these studies.

Deb Knobelman:	Okay, and you feel that your arm was within that range, you’re saying?

Phil Jochelson:	Oh, yeah. Our placebo group was running at 33 minutes, yeah.

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Deb Knobelman:	Okay and then again you mentioned that in this trial it was only the 6 mg dose that showed a significant benefit here.

Phil Jochelson:	They only had a 6 mg dose.

Deb Knobelman:	Correct, right. Understood, yes. But with that in mind, I mean do you, how do you think the FDA, even if they were to accept this data, something within the label, do you think there would be different language around different doses or how do you think that would be addressed?

Phil Jochelson:	Well I don’t necessarily think that may be the case. I think it all depends on the body of the data that we generate from all studies. As you know, we’re exploring the range across 1 through 6 mg. We also have latency at 3 mg in the 501 study and we certainly will have some elderly Phase 3 data that will look at both 1, 3 and 6. And I think we’ll make a labeling recommendation based on that data. We don’t have all that data at this point in time.

Deb Knobelman:	Okay great, thanks.

Ken Cohen:	Again if we look at other drugs and think about precedent from that, generally we don’t see and we’re not aiming for separate claims, each with different dosages. We’re looking for a claim for the treatment of insomnia, discussion of various studies within that and a usual recommended starting dose based on the overall weight of evidence. It’s unusual— it would be unusual based on other things we’ve seen for the FDA to recommend— to push a dosage recommendation based on a single study. It’s very common that you see the middle of the range even though there may be some higher and some lower dosages in various trials that may have been better or worse than that usual recommended dose.

Phil Jochelson:	And the only other point I wanted to add was certainly within our 501 first Phase 3 study that we reported, the magnitude of the effect on latency for the 3 mg was virtually identical to that of the 6 mg.

Deb Knobelman:	Great. Thank you.

Operator:	Thank you. Ladies and gentlemen, if there’s additional questions at this time, please press the star, followed by the one on your pushbutton phone. As a reminder, if you’re using speaker equipment, we do ask that you please lift your handset before pressing the numbers. One moment please for the next questions.

Our next question will come from Donald Ellis with Thomas Weisel. Please go ahead.

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Donald Ellis:	Thank you. Good morning. I also want to add my congratulations. I just had a brief question. Although clearly not comparable, how does your Latency to Persistent Sleep compare to that of the data on Lunesta and Ambien?

Phil Jochelson:	Right I, you know, we always start off by saying that we’ve never done head-to-head comparisons, so I can’t really make a scientifically valid comparison. But that information is in public domain as I’ve mentioned earlier to the summary basis for approval, certainly in publications.

Donald Ellis:	You don’t have it off the top of your head, just— I can look it up too.

Phil Jochelson:	I certainly do, but I can tell you where — all I’m going to say is that I think the effect size that we see is at least comparable or greater —

Donald Ellis:	Okay.

Phil Jochelson:	— than several compounds already approved on the market for onset.

Donald Ellis:	All right. Fair enough. Thank you.

Operator:	Ladies and gentlemen, if there’s additional questions at this time, please press the star, followed by the one on your pushbutton phone. As a reminder, if you are using speaker equipment, we do ask that you please lift your handset before pressing the numbers. One moment please for the next questions.

Our next question comes from Tim Ackerman with SAI. Please go ahead.

Tim Ackerman:	Hi. Congratulations on the data and thank you for taking my question. I just wanted to be clear on when next day residual measurements were taken and how they were measured.

Phil Jochelson:	We have done the same standard tests in all of our studies, in our sleep laboratory studies. It’s the Digit Symbol Substitution Test, the Symbol Copying Test and the Visual Analog Scale of Sleepiness. And these are usually taken within nine hours of lights out. So when the beginning of the recording refers to the time of the test that’s within about nine hours, usually within an hour of wakeup and usually occurs at about nine hours post lights out.

Tim Ackerman:	Thank you.

Operator:	Thank you. Management, at this time, we have no additional questions in the queue and will turn the conference back to you for any closing remarks.

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Ken Cohen:	Well I’d like to thank everybody for joining us this morning. We’re quite excited about today’s news. This is another very promising step in the development of SILENORTM for insomnia and the future of our company. I want to acknowledge and thank a really exceptional team of people here at Somaxon. I am very lucky and very proud to have this team alongside me to get all this work done, including a couple more Phase 3 studies we expect to report on before the end of this year. I also want to thank all of you in the investment community who’ve shown us your confidence and continued support.

If anyone has further questions, please do not hesitate to contact the corporate or investor relations team at Somaxon. That concludes our call today and we thank everyone for participating. Good morning.

Operator:	Thank you management. Ladies and gentlemen, at this time, we will conclude the teleconference program. We thank you for your participation. If you would like to listen to a replay of the conference call, please dial 1-800-405-2236 or 303-590-3000 with the access code of 11074563. Once again, if you would like to listen to a replay of today’s presentation, please dial 1-800-405-2236 or 303-590-3000 with the access code of 11074563. We thank you for your participation on today’s program. At this time, we will conclude. You may now disconnect and please have a pleasant day.
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